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Exhibit 16

Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549
Fax (202) 942-9656

February 5, 2003

Ladies and Gentlemen:

        We were previously principal accountants for Artemis International Solutions Corporation ("Registrant" or "Company") and subsidiaries and, under the date of April 10, 2002 we reported on the consolidated financial statements of Artemis International Solutions Corporation as of and for the year ended December 31, 2001. On January 28, 2003, our appointment as principal accountants was terminated. We have read Artemis International Solutions Corporation's statements included under Item 4 of its Form 8-K dated January 28, 2003 (filed February 4, 2003), and we agree with such statements, except that we are not in a position to agree or disagree with Artemis International Solutions Corporation's: (i) statement that the Registrant has engaged the services of Squar Milner Reehl & Williamson LLP as its new independent accountants, (ii) statement that the dismissal of KPMG LLP and the appointment of Squar Milner Reehl & Williamson LLP was approved by the Board of Directors, including the Audit Committee of the Registrant, and (iii) statement that Registrant has not consulted with Squar Milner Reehl & Williamson LLP regarding any matters described in, and required to be disclosed pursuant to, Item 304(a)(2)(i) and (ii) of Regulation S-K.

        Further the Company's Form 8-K states that there were no reportable events as set forth in Items 304(a)(1)(v) of Regulation S-K of the Securities Exchange Act of 1934 during the year ended December 31, 2001; however we reported in connection with our audit of the December 31, 2001 consolidated financial statements to the Company's Audit Committee certain material weaknesses which are outlined below:

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  Standardization of the Reporting Process
  KPMG noted that the Company did not have a standardized reporting process and that the consolidation process was manually intensive, requiring numerous adjustments at the consolidated level. The Company did not have standardized schedules to minimize consolidation efforts and assist in ensuring all the relevant information was received from each subsidiary necessary for the completeness and accuracy of the financial statements and disclosures. In order to enhance the monitoring and review at the corporate level of financial information and the Company's ability to report as a public company, KPMG recommended the development of a standard reporting package template (including disclosures and additional information,) to provide guidelines to its subsidiaries as to how to report and present the financial information to comply with US GAAP requirements, to establish a formal process for validating and confirming balance sheet and income statement inter-company balances and enhance the documentation of the legal structure of the Company.

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  Decentralization of the Accounting Function
  The Company's consolidation was performed in New York whereas the operations and accounting for the domestic operations were maintained in Denver. The review of international activities was primarily performed in the UK. The structure did not allow an adequate level of knowledge, oversight and monitoring at the consolidation level. The gathering of qualitative information for the preparation of the financial statements would benefit from a centralized accounting function.

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  Accounting and Financial Resources
  KPMG noted a lack of resources within the accounting, financial reporting functions of the Company, both at the operational and consolidation levels. As the accounting rules related to software revenue recognition and the regulations and procedures of the SEC reporting requirements can be complex, we believe that the level of SEC and public accounting experience among the accounting and financial reporting department was not sufficient to address the issues set forth by the Company's operations and financial reporting to allow adequate level of knowledge and ability to efficiently report as a public company.

Very truly yours,

/s/KPMG LLP

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  Exhibit 16